Exhibit 99.1

FHLBANK TOPEKA ANNOUNCES 2020 FOURTH QUARTER AND ANNUAL RESULTS

February 23, 2021 - FHLBank Topeka (FHLBank) is reporting net income of $46.0 million computed in accordance with U.S. generally accepted accounting principles (GAAP) for the quarter ended December 31, 2020 compared to $52.3 million for the quarter ended December 31, 2019. For the year ended December 31, 2020, FHLBank is reporting net income of $118.1 million compared to $185.2 million for the year ended December 31, 2019. The $6.3 million decrease for the quarter was driven primarily by net losses on derivatives and hedging activities and trading securities, partially offset by an increase in net interest income. The $67.1 million decrease for the year was largely due to net losses on derivatives and hedging activities and trading securities, the majority of which occurred during the first quarter of 2020 due to the market disruption caused by the COVID-19 pandemic, although some stabilization was observed during the remainder of 2020 as the financial markets began a modest and uneven recovery.

Net interest income increased $5.1 million for the quarter, increasing from $69.4 million for the quarter ended December 31, 2019 to $74.5 million for the quarter ended December 31, 2020 mostly related to a significant decrease in FHLBank's cost of debt between periods. Net interest income decreased $5.1 million for the comparative annual periods, from $256.1 million for the year ended December 31, 2019 to $251.0 million for the year ended December 31, 2020. Net interest income for both the quarterly and annual periods was reduced by a decline in the average balance and average rate of advances, the change in net interest settlements on fair value hedges, and increased premium amortization on mortgage-related assets due to faster prepayments, but the reduction was partially offset for the annual period and more than fully offset for the current quarter by the significant decrease in FHLBank's cost of debt.

FHLBank expects to file its Form 10-K for the year ended December 31, 2020 with the Securities and Exchange Commission (SEC) on or about March 18, 2021.

Operating Highlights
•Net interest income/margin: Net interest income of $74.5 million for the quarter ended December 31, 2020 increased $5.1 million compared to the same period in 2019. Net interest margin of 55 basis points for the quarter ended December 31, 2020 increased 8 basis points compared to the prior year period due primarily to the decrease in our cost of debt. A 16 basis point increase in net interest spread for the quarter ended December 31, 2020 compared to the prior year period was also a result of the decrease in funding costs. The decrease in long-term market interest rates allowed FHLBank to replace approximately $13 billion of callable debt at a lower cost during 2020, which has reduced funding costs for current and future periods. The low interest rate environment has also allowed FHLBank to shift debt composition from discount notes to floating rate term debt, which more closely matches asset composition and reprices to the market more quickly than discount notes.
•Total assets: Total assets declined from $63.3 billion as of December 31, 2019 to $52.6 billion as of December 31, 2020, driven mostly by the $9.0 billion decline in advances between those periods.
•Advances: Advances declined from $30.2 billion as of December 31, 2019 to $21.2 billion as of December 31, 2020. Advance demand by members has dropped significantly since the beginning of the second quarter of 2020 as many members have experienced significant deposit inflows and excess liquidity as a result of economic stimulus packages passed by Congress along with the Federal Reserve Bank’s easing of monetary policy, security purchase programs, and newly created lending facilities in response to the COVID-19 pandemic. The average balance of advances declined $3.7 billion, or 13.4 percent, and $3.4 billion, or 12.2 percent, for the quarterly and annual periods ended December 31, 2020, respectively, when compared to the prior year periods.
•Mortgage loans: Mortgage loans decreased by $1.4 billion during 2020, representing 17.5 percent of total assets as of December 31, 2020, compared to 16.8 percent as of December 31, 2019. Mortgage loans increased as a percent of total assets due to the larger decline in advance balances during 2020. The average balance of mortgage loans decreased $0.6 billion, or 6.2 percent, for the quarter ended December 31, 2020, and increased $1.2 billion, or 13.1 percent, for the year ended December 31, 2020, respectively, when compared to the prior year periods. Despite the increase in average mortgage loan balances for the year ended December 31, 2020, accelerated premium amortization from prepayments and new mortgage loan purchases at lower interest rates caused interest income to decline compared to the prior year period.
•Performance ratios: Return on average equity (ROE) decreased to 6.75 percent for the quarter ended December 31, 2020 compared to 7.82 percent for the prior year period due to the aforementioned declines caused by pandemic-related market volatility and balance sheet contraction, while average capital increased. An increase in average assets partially funded by an increase in average equity combined with the decrease in net income resulted in an ROE of 4.50 percent for the year ended December 31, 2020 compared to 7.32 percent for the prior year period.

Exhibit 99.1

•Dividends: The Class A Common Stock dividend rate of 0.25 percent per annum and the Class B Common Stock dividend rate of 5.25 percent per annum combined for a weighted average dividend rate for the quarter ended December 31, 2020 of 4.09 percent, per annum compared to a weighted average dividend rate of 6.14 percent for the same period in 2019. Our dividend rates have historically moved in tandem with short-term market rates, so the decrease reflects the decline in short-term market interest rates resulting from Federal Open Market Committee rate cuts in March 2020 to stimulate the U.S. economy.

Financial Highlights
Attached are highlights of FHLBank’s financial position as of December 31, 2020 and 2019 and highlights of the results of operations for the quarterly and annual periods ended December 31, 2020 and 2019.

Non-GAAP Measures
Adjusted income, a non-GAAP measure that excludes certain gains/losses and prepayment penalty income, was $41.8 million for the quarter ended December 31, 2020 compared to $45.6 million for the quarter ended December 31, 2019 and $133.1 million for the year ended December 31, 2020 compared to $190.9 million for the year ended December 31, 2019. The decreases for both the current quarterly and annual periods compared to GAAP net income was a result of the decline in adjusted net interest income due to the impact of lower market interest rates on net interest settlements. Fair value gains and losses in GAAP net interest margin are removed while interest settlements on economic derivatives are added to or subtracted from GAAP net interest income so that only the derivative interest settlements are recorded in net interest margin for adjusted net interest income presentation purposes. See further details below, including a reconciliation of adjusted income and adjusted net interest income.

A reconciliation of GAAP net income to adjusted income for the quarterly and annual periods ended December 31, 2020 and 2019 is calculated as follows:

	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Calculation of Adjusted Income:	(Amounts in thousands) Unaudited		(Amounts in thousands) Unaudited
Net income, as reported under GAAP for the period	$45,992	$52,273	$118,050	$185,237
Affordable Housing Program (AHP) assessments	5,111	5,811	13,123	20,597
Income before AHP assessments	51,103	58,084	131,173	205,834
Derivative (gains) losses[1]	(21,890)	(28,754)	87,852	56,046
Trading (gains) losses	14,627	16,523	(78,142)	(70,261)
Prepayment fees on terminated advances	(2,026)	(246)	(6,278)	(763)
Net (gains) losses on sale of held-to-maturity securities	—	—	—	46
Net (gains) losses on sale of available-for-sale securities	—	—	(1,523)	—
Total excluded items	(9,289)	(12,477)	1,909	(14,932)
Adjusted income (a non-GAAP measure)	$41,814	$45,607	$133,082	$190,902
_________
1    Consists of fair value changes on all derivatives and hedging activities excluding net interest settlements on economic hedges.

Exhibit 99.1

Comparative adjusted net interest income for the quarterly and annual periods ended December 31, 2020 and 2019 is calculated as follows:

	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Calculation of Adjusted Net Interest Income:	(Dollar amounts in thousands) Unaudited		(Dollar amounts in thousands) Unaudited
Net interest income, as reported under GAAP for the period	$74,461	$69,404	$251,012	$256,064
(Gains) losses on derivatives qualifying for hedge accounting recorded in net interest income	(1,462)	(4,702)	5,037	2,397
Net interest settlements on derivatives not qualifying for hedge accounting	(14,292)	(2,736)	(46,630)	(3,974)
Prepayment fees on terminated advances	(2,026)	(246)	(6,278)	(763)
Adjusted net interest income (a non-GAAP measure)	$56,681	$61,720	$203,141	$253,724

Net interest margin, as calculated under GAAP for the period	0.55%	0.47%	0.44%	0.45%
Adjusted net interest margin (a non-GAAP measure)	0.42%	0.42%	0.36%	0.45%

Adjusted ROE spread for the quarterly and annual periods ended December 31, 2020 and 2019 is calculated as follows:

	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Calculation of Adjusted ROE Spread:	(Dollar amounts in thousands) Unaudited		(Dollar amounts in thousands) Unaudited
Average GAAP total capital for the period	$2,710,053	$2,653,133	$2,622,776	$2,531,504
ROE, based upon GAAP net income	6.75%	7.82%	4.50%	7.32%
Adjusted ROE, based upon adjusted income	6.14%	6.82%	5.07%	7.54%
Average overnight Federal funds effective rate	0.09%	1.65%	0.36%	2.16%
Adjusted ROE as a spread to average overnight Federal funds effective rate	6.05%	5.17%	4.71%	5.38%

This earnings release contains certain supplemental financial information that has been determined by methods other than GAAP that management uses in the analysis of FHLBank’s financial performance. FHLBank management believes that certain non-GAAP financial measures are helpful in understanding FHLBank's operating results and provide meaningful period-to-period comparison of FHLBank's long-term economic value in contrast to GAAP results, which can be impacted by fair value changes driven by market volatility, gains/losses on instrument sales, or transactions that are considered unpredictable. FHLBank's business model is primarily one of holding assets and liabilities to maturity. However, FHLBank may engage in periodic instrument sales for liquidity purposes or to reduce its exposure to LIBOR-indexed instruments. FHLBank reports the following non-GAAP financial measures in the previous tables that it believes are useful to stakeholders as key measures of its operating performance: (1) adjusted income, (2) adjusted net interest income, (3) adjusted net interest margin, and (4) adjusted ROE. Although FHLBank calculates its non-GAAP financial measures consistently from period to period using appropriate GAAP components, non-GAAP financial measures are not required to be uniformly applied and are not audited. Another material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. While FHLBank believes the non-GAAP measures contained in this announcement are frequently used by FHLBank’s stakeholders in the evaluation of FHLBank's performance, such non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of financial information prepared in accordance with GAAP.

Exhibit 99.1

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “is likely,” “could,” “estimate,” “expect,” “will,” “intend,” “probable,” “project,” “should” or their negatives or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risks or uncertainties and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: changes in economic and market conditions, including conditions in our district and the U.S. and global economy, as well as the mortgage, housing, and capital markets; the impact of the evolving COVID-19 pandemic on our members, our business, the economy and financial markets; governmental actions, including legislative, regulatory, judicial or other developments that affect FHLBank, our members, counterparties or investors, housing government-sponsored enterprises, or the FHLBank System in general; effects of derivative accounting treatment and other accounting rule requirements, or changes in such requirements; competitive forces, including competition for loan demand, purchases of mortgage loans and access to funding; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with all products and services; changes in demand for FHLBank products and services or consolidated obligations of the FHLBank System; membership changes, including changes resulting from member failures or mergers, changes due to member eligibility, or changes in the principal place of business of members; changes in the U.S. government's long-term debt rating and the long-term credit rating of the senior unsecured debt issues of the FHLBank System; soundness of other financial institutions, including FHLBank members, non-member borrowers, counterparties and the other FHLBanks; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; the volume and quality of eligible mortgage loans originated and sold by participating members to FHLBank through its various mortgage finance products; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by reverse repurchase and derivative counterparties; volatility of market prices, changes in interest rates and indices and the timing and volume of market activity, including the effects of these factors on amortization/accretion; gains/losses on derivatives or on trading investments and the ability to enter into effective derivative instruments on acceptable terms; upcoming discontinuance of LIBOR and the related effect on FHLBank's LIBOR-based financial products, investments, and contracts; changes in FHLBank's capital structure; our ability to declare dividends or to pay dividends at rates consistent with past practices; and the ability of FHLBank to keep pace with technological changes and the ability to develop and support technology and information systems, including the ability to securely access the internet and internet-based systems and services, sufficient to effectively manage the risks of FHLBank's business. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by reference to this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made, and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason to reflect events or circumstances after the date of this announcement.

Exhibit 99.1

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	12/31/2020	12/31/2019
Financial Position
Investments[1]	$17,251,975	$20,086,473
Advances	21,226,823	30,241,315
Mortgage loans held for portfolio, net	9,205,207	10,633,009
Total assets	52,591,712	63,276,654
Deposits	1,229,361	790,640
Consolidated obligations, net	48,530,494	59,461,225
Total liabilities	49,923,945	60,485,603
Total capital stock	1,574,004	1,766,456
Retained earnings	1,051,455	999,809
Total capital	2,667,767	2,791,051

Regulatory capital[2]	2,627,083	2,768,680

	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Results of Operations
Interest income	$130,864	$339,822	$741,073	$1,488,752
Interest expense	56,403	270,418	490,061	1,232,688
Net interest income before loan loss provision (reversal)	74,461	69,404	251,012	256,064
Provision (reversal) for credit losses on mortgage loans	(1,433)	(122)	(716)	387
Net gains (losses) on trading securities	(14,627)	(16,523)	78,142	70,261
Net gains (losses) on derivatives and hedging activities	6,136	21,316	(129,445)	(57,623)
Other income	3,458	2,645	11,155	10,335
Other expenses	19,758	18,880	80,407	72,816
Income before assessments	51,103	58,084	131,173	205,834
AHP assessments	5,111	5,811	13,123	20,597
Net income	45,992	52,273	118,050	185,237

Weighted average dividend rate[3]	4.09%	6.14%	4.38%	6.46%

1    Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.
2    Regulatory capital is defined as the sum of FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A Common Stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses. Permanent capital is defined as the amount paid in for Class B Common Stock plus the amount of FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.
3    Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.

Exhibit 99.1

Average Balances and Yields (dollar amounts in thousands):

	Quarter Ended				Year Ended
	12/31/2020		12/31/2019		12/31/2020		12/31/2019
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Interest-earning assets:
Investments[1,2]	$19,953,849	0.69%	$20,403,580	2.09%	$21,323,619	0.90%	$19,008,249	2.45%
Advances[3]	24,110,398	0.63	27,834,652	2.17	24,877,906	1.08	28,322,033	2.53
Mortgage loans[4,5]	9,641,929	2.38	10,283,805	3.07	10,549,506	2.66	9,326,732	3.27
Other interest-earning assets	40,841	2.64	48,126	2.85	44,875	2.70	47,752	3.02
Total earning assets	$53,747,017	0.97%	$58,570,163	2.30%	$56,795,906	1.30%	$56,704,766	2.62%

Interest-bearing liabilities:
Deposits	$983,892	0.04%	$641,929	1.31%	$819,270	0.22%	$544,001	1.81%
Consolidated obligations[6]	49,644,573	0.45	54,910,266	1.94	52,885,708	0.92	53,414,255	2.29
Other borrowings	55,147	2.17	43,790	2.81	50,726	2.44	51,854	2.78
Total interest-bearing liabilities	$50,683,612	0.44%	$55,595,985	1.93%	$53,755,704	0.91%	$54,010,110	2.28%

Net interest spread		0.53%		0.37%		0.39%		0.34%

Net interest margin[7]		0.55%		0.47%		0.44%		0.45%

1    Investments include held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.
2    The fair value adjustments on available-for-sale securities are excluded from the average balance for calculations of yield since the changes are adjustments to equity.
3    Advance income includes prepayment fees on terminated advances.
4    Credit enhancement fee payments are netted against interest earnings on the mortgage loans.
5    Mortgage loans average balances include outstanding principal for non-performing conventional loans. However, these loans no longer accrue interest.
6    Consolidated obligations are bonds and discount notes that FHLBank is primarily liable to repay.
7    Net interest margin is defined as net interest income as a percentage of average earning assets.